Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 13, 2017, by and between Charah, LLC, a Kentucky limited liability company (the “Company”), and the undersigned (“Executive”), and shall be effective as of the Closing Date (the “Effective Date”), as such term is defined in that certain Equity Purchase Agreement, dated as of December 23, 2016, by and among Charah Sole Member LLC (“Purchaser”). Charah, Inc. (the predecessor of the Company), Charles E. Price, as the Seller Representative, and the other parties thereto (the “Purchase Agreement”). The Company and Executive shall be collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, pursuant to the transactions contemplated by the Purchase Agreement, Purchaser will obtain all of the equity interests of the Company;

WHEREAS, Executive is receiving substantial consideration in connection with the transactions contemplated by the Purchase Agreement (the “Consideration”):

WHEREAS, Executive’s and the Company’s entering into this Agreement is a condition precedent to Purchaser’s consummation of the transactions contemplated thereby, including the issuance of equity interests of Purchaser’s parent, Charah Management LLC (“Purchaser Parent”) to Executive; and

WHEREAS, Executive desires to continue the employment of Executive and Executive desires to enter into this Agreement and continue Executive’s employment with the Company, in each case, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A attached hereto.

Section 2. Acceptance and Term of Employment.

(a) The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The term of Executive’s employment shall commence on the Effective Date and continue until the third (3rd) anniversary of the Effective Date, unless earlier terminated pursuant to Section 8 hereof (the “Initial Term of Employment”): provided, that after the Initial Term of Employment, the Term of Employment shall automatically be extended for successive one (1) year renewal terms until Executive’s employment is terminated by either party pursuant to Section 8 hereof; provided, however, that either party may elect not to so extend this Agreement beyond the Initial Term of Employment or the then-current Term of Employment by giving written notice of non-renewal to the other party at least sixty (60) days prior to the end of such Term of Employment.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve the Company Group in the position set forth under the heading “Position” on Exhibit A hereto (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time), shall report to the Chief Executive Officer of the Company, and shall have such duties and responsibilities commensurate with such title. If requested, Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b) Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company Group’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) of this Section 3(b) shall be limited by Executive so as not to interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder or otherwise create a conflict of interest between Executive and any member of the Company Group.

(c) Principal Place of Employment. Executive’s principal place of employment shall be at the location set forth on Exhibit A, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

Section 4. Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Compensation. Executive shall be provided annualized Base Compensation, payable in accordance with the regular payroll practices of the Company, of the amount set forth on Exhibit A under the heading “Base Compensation,” with adjustments, if any, as may be approved in writing by the Board.

(b) Annual Bonus. Beginning with the fiscal year 2017, Executive shall be eligible to earn an annual bonus with respect to each fiscal year of the Company ending during the remaining Term of Employment (the “Annual Bonus”). The amount of the Annual Bonus actually paid, including any related performance metrics, shall be determined by the Board in its sole discretion. The Annual Bonus, to the extent earned, shall be paid in the calendar year following the applicable performance year within thirty (30) days following the delivery of the Company’s audited financial statements for the relevant performance year if Executive is employed by the Company upon the delivery thereof.

(c) Vehicle Expense. The Company shall reimburse, in accordance with the Company’s reimbursement policy, Executive’s reasonable and documented vehicle costs and expenses according to the procedures set forth on Exhibit A as set forth opposite the heading “Vehicle Expense Policy”; provided that upon termination of the Executive’s employment for any reason, Executive shall promptly return any leased vehicle to the Company or its designee and reimbursement for all vehicle costs and expenses shall immediately cease.

(d) Membership Dues. The Company shall, upon presentation of documentation, reimburse Executive for his monthly required membership dues at one or more sports or social clubs (to which Executive is a member as of the Effective Date) in a manner consistent with the Company’s reimbursement practices in effect on the Effective Date.

Section 5. Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement (including 401(k) plans), and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to the same number of holidays and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company’s policy as in effect from time to time. During the Term of Employment, Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as pro-rated for partial years); provided, that Executive shall not be entitled to carry over any unused vacation days from one year to the next. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Insurance.

(a) At any time during the Term of Employment, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in procuring such insurance by submitting to reasonable physical examinations, supplying all information required by the insurance company, and executing all necessary documents; provided that no financial obligation is imposed on Executive by any such documents.

(b) The Company hereby agrees to indemnity Executive and hold Executive harmless to the maximum extent permitted under the Company’s or Purchaser Parent’s governance documents (including the Operating Agreement) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advances of reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company Group.

Section 7. Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, in each case, as in effect from time to time.

Section 8. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive’s death, (ii) subject to Section 8(b), a termination by reason of a Permanent Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason and (v) non-renewal of the Term of Employment. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-l(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b) Termination Due to Death or Permanent Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Permanent Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Permanent Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations; and

(ii) The Severance, payable in ratable installments in accordance with the Company’s regular payroll practices during the Severance Term.

(c) Following Executive’s death or a termination of Executive’s employment by reason of a Permanent Disability, except as set forth in this Section 8(b). Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy in connection with a termination of employment due to death or Permanent Disability shall be receipt of the amounts and benefits set forth in clauses (i) and (ii) of Section 8(b) hereof.

(d) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment at any time for Cause, effective upon Executive’s receipt of written notice of such termination.

(ii) In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time during the Term of Employment without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Permanent Disability) during the Term of Employment, Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) The Severance, payable in ratable installments in accordance with the Company’s regular payroll practices during the Severance Term; and

(iii) To the extent permissible under the Company’s group health plan and subject to (A) Executive’s timely election of continuation coverage under COBRA and (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continuation, for the twelve (12) months immediately following termination (or if earlier, until the date that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during such period), of health benefits provided to Executive and Executive’s dependents immediately prior to such termination, at the same cost applicable to active employees of the Company.

Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(e). Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy in connection with a termination of employment without Cause shall be receipt of the amounts and benefits set forth in clauses (i) through (iii) of Section 8(e) hereof.

(f) Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason during the Term of Employment by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(e) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(e) hereof. Following such termination of Executive’s employment by Executive with

Good Reason, except as set forth in this Section 8(f). Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy in connection with a termination of employment with Good Reason shall be receipt of the amounts and benefits set forth in clauses (i) through (iii) of Section 8(e) hereof.

(g) Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason (including by resignation or retirement) by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(g). Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(g) Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h) Termination Due to Non-Renewal of the Term of Employment.

(i) In the event that the Company terminates this Agreement by a notice of non-renewal of a Term of Employment, as set forth in Section 2 hereof, Executive shall be entitled to:

(A)	The Accrued Obligations;

(B)	The Severance, payable in ratable installments in accordance with the Company’s regular payroll practices during the Severance Term; and

(C)	To the extent permissible under the Company’s group health plan and subject to (x) Executive’s timely election of continuation coverage under COBRA and (y) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continuation, for the twelve (12) months immediately following termination (or if earlier, until the date that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during such period), of health benefits provided to Executive and Executive’s dependents immediately prior to such termination, at the same cost applicable to active employees of the Company.

(ii) In the event that Executive terminates this Agreement by a notice of non-renewal of a Term of Employment, as set forth in Section 2 hereof, Executive shall be entitled only to the Accrued Obligations.

(iii) Following such termination of Executive’s employment due to non-renewal of the Term of Employment, except as set forth in in Section 8(h)(i) or Section 8(h)(ii), as applicable, Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy in connection with a termination of employment due to a nonrenewal of the Term of Employment by the Company shall be receipt of the amounts and benefits set forth in subclauses (A) through (C) of Section 8(h)(i) hereof.

(i) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Sections 8(e), 8(f), or 8(h)(i) (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution and delivery to the Company of an irrevocable Release of Claims in the form attached hereto as Exhibit B (the “General Release”) within sixty (60) days following the date of the Executive’s termination of employment hereunder, and non-revocation of the General Release (and the expiration of any revocation period contained in such General Release). If Executive fails to execute and deliver an irrevocable General Release prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such General Release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the General Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(j) Repayment of Severance Benefits. Notwithstanding anything in this Agreement to the contrary (including this Section 8), in the event that Executive breaches any provision of the Non-Interference Covenants (as set forth in Section 9) or the General Release, (i) the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto and (ii) Executive shall promptly repay all Severance Benefits previously received by Executive or Executive’s dependents to the Company.

Section 9. Non-Interference Covenants.

As a condition of Executive’s continued employment with the Company and the effectiveness of this Agreement, Executive agrees to the following

(a) Covenants of Confidentiality. Non-Competition. Non-Disclosure. Non- Disparagement and Non-Soli citation.

(i) Definition. For purposes of this Agreement, “Confidential Information” shall mean and include, the Company Group’s non-public information, trade secrets and/or sensitive proprietary information about the Company Group’s business practices, procedures, methods, protocols, strategies and systems, that provide the Company Group with a competitive advantage in the marketplace, and that, if obtained and used by a competitor, could be harmful to the Company Group’s business, and that are maintained in confidence within the Company Group. By way of illustration only, Confidential Information includes, but is not limited to, technical and non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, Executive compensation data and structures, Executive performance information, actual and prospective customer lists, business development strategies, business review reports, delivery schedules, distribution methods and processes, routing methodology, warehousing techniques, credit terms, documents containing names and addresses of current or former customers that include their past or present buying patterns or habits, sales reports, service reports, price lists and discount lists, methods, strategies and/or procedures regarding pricing, product cost and profit strategies or structures, product formulae, methods and/or procedures related to sales or services, methods and/or procedures of operation, special training of sales representatives, continuous market updates, sales allowance, vendor programs, and merchandising strategies. Executive agrees that all information possessed by Executive, or disclosed to Executive, or to which Executive obtains access during the course of Executive’s employment with the Company shall be presumed to be Confidential Information under the terms of this Agreement, and the burden of proving otherwise shall rest with Executive.

(ii) Covenant of Nondisclosure. Executive acknowledges and agrees that as a direct result of Executive’s employment by the Company, Executive will have access to, learn about, and become familiar with the Confidential Information. The parties acknowledge and agree that the Confidential Information is a valuable, unique asset of the Company Group and that the Company Group has expended a great deal of time, money and other resources in identifying, researching, preparing, maintaining, and updating the Confidential Information. Accordingly, Executive agrees and covenants that, during Executive’s employment with the Company, Executive will maintain the Confidential Information in strictest confidence and Executive will not, at any time, disclose, use or induce or assist in the use or disclosure of the Confidential Information, except as necessary for the performance of Executive’s duties as a Company Executive. Furthermore, Executive agrees that Executive will not, at any time after the termination of Executive’s employment with the Company, directly or indirectly, utilize or disclose, or assist others with obtaining, utilizing or disclosing, the Confidential Information. In addition, in the event that Executive becomes aware of any act or threat of action on the part of any person, to obtain or disclose Confidential Information, Executive agrees to provide written notification (within 48 hours of Executive becoming so aware) of such act or threat of action to the Board or the Company’s President and CEO.

(iii) Non-Use of Confidential Information. Executive covenants and agrees that Executive will use the Confidential Information solely for the purposes of fulfilling Executive’s duties under this Agreement and will not use the Confidential Information for any other purpose without the prior written consent of the Company.

(iv) Company Property. Executive acknowledges Executive’s duty and responsibility to maintain and safeguard all Company Group property issued and/or provided to Executive, including all Confidential Information in any medium. Executive further acknowledges that such property is and shall always remain the property of the Company Group and is to be returned to the Company Group promptly and, in good condition, absent normal wear and tear from proper usage, on the date of termination of Executive’s employment with the Company or on such earlier date as requested by the Company.

(v) Non-Solicitation. Executive agrees that, from and after the Effective Date until thirty-six (36) months after the date when Executive is no longer employed by any member of the Company Group, Executive will not and will cause his affiliates to not, directly or through others (i) solicit any employee of the Company Group who was employed by any member of the Company Group at any time during the last year of Executive’s employment with the Company, (ii) assist or encourage any such employee to terminate his or her employment with any member of the Company Group; (iii) solicit business of the type then being performed by any member of the Company Group from any individual or entity that is a customer of any member of the Company Group or any actively sought prospective customer of the Company Group; (iv) induce, solicit or encourage any individual or entity who or that is a customer, vendor, supplier or contractor of any member of the Company Group or has another business relationship with any member of the Company Group to cease doing business with, reduce the level of business, or adversely change the terms of the relationship with, the Company Group, and/or (v) in any way interfere with the relationship between such individual or entity and any member of the Company Group.

(vi) Covenant Not to Compete. Executive recognizes, acknowledges and agrees that all customers, clients and/or accounts acquired, serviced, managed or contacted by the Company Group, the Company Group’s other employees or Executive during Executive’s employment with the Company Group, including all customers, clients and/or accounts acquired, serviced, managed or contacted by Executive due to Executive’s efforts, are the exclusive property of the Company Group and are deemed to be “Company Accounts.” Executive covenants and agrees that from and after the Effective Date until thirty-six (36) months after the date when Executive is no longer employed by any member of the Company Group, Executive shall not, and shall cause his affiliates to not, within a 250 mile radius of any Company Group office, project site, customer office or any other facility owned, operated, serviced or managed by any party to a Company Account as herein above defined, engage in any of the following:

(A)	directly or through others enter into the employ of, render any service to or in concert with any business which competes with the Company Group in the business of coal ash sales, marketing, production and materials management, processing and distribution (herein referred to as the “Competitive Businesses”).

(B)	directly or through others engage in any such Competitive Businesses on Executive’s or Executive’s affiliates’ own account; or

(C)	become interested in the Competitive Businesses directly or through others as an individual, partner, member, equity holder, director, officer, manager, principal, agent or employee, or in any other relationship or capacity; provided, that the purchase of a public security of a corporation engaged in such business or service shall not in itself be deemed a violation of this Agreement so long as Executive does not own, directly or indirectly, more than two percent (2%) of the securities of such corporation.

(vii) Notwithstanding anything in subsection 9(a)(v) and 9(a)(vi) above to the contrary, in the event Executive’s employment is terminated (x) by the Company without Cause, (y) by Executive for Good Reason or (z) by the Company pursuant to a non-renewal of a Term of Employment, the restriction periods described in subsection 9(a)(v) and 9(a)(vi) shall be reduced to twenty-four (24) months.

(b) Non-Disparagement. Subject to Section 12 below, Executive agrees that during the period from and after the Effective Date, Executive will not, and will cause his affiliates to not, make, publish, or communicate any disparaging or defamatory comments regarding the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders) in any respect or make any comments concerning any aspect of Executive’s relationship with the Company Group or any conduct or events that precipitated any termination of Executive’s employment from the Company Group. Notwithstanding the foregoing, nothing in this Section 9(b) shall be deemed to impair or limit Executive’s rights, if any, to engage in concerted activity as set forth in Section 7 of the National Labor Relations Act.

(c) Reasonableness. Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon the Company under the Agreement. Executive hereby acknowledges and agrees that the nature and extent of the restrictions upon Executive are reasonable in time, scope and territory, that such restrictions are designed to eliminate competition that would be unfair to the Company Group, that such restrictions are fully required to protect the legitimate interests of the Company Group and that such restrictions do not confer a benefit upon the Company Group that is disproportionate to any detriment to Executive. Executive represents, stipulates and acknowledges that Executive’s experience and capabilities are such that the provisions of the Agreement will not prevent Executive from earning a livelihood, especially since the proprietary information that Executive will acquire while in the employment of the Company has a very limited application. Executive further acknowledges that it would cause the Company Group serious and irreparable injury and cost if Executive was to use Executive’s ability and knowledge of Confidential Information in competition with the Company Group, or to otherwise breach the obligations contained in the Agreement. Executive has been given the opportunity to consult, and has consulted with, independent legal counsel and other advisors regarding Executive’s rights and obligations under this Agreement and the documents contemplated hereby, and intends for such terms to be binding upon and enforceable against the Executive, all of which are hereby voluntarily and willingly agreed to by Executive.

(d) Other Obligations. Executive acknowledges that the Company from time to time may have agreements with other persons that impose obligations or restrictions on the Company regarding information obtained during the course of work under such agreements or regarding the confidential nature of such work or other information, materials or documents being exchanged between them. Executive agrees to be bound by all such obligations and restrictions that are made known to Executive and to take all action necessary to discharge the obligations of the Company under such agreements.

Section 10. Improvements, Inventions and Patent Rights

(a) Discoveries of Executive are Property of the Company Group. Executive agrees that all inventions, discoveries, ideas, improvements, processes, products, machines, designs, ideas, equipment, formulae, techniques, computer software and business opportunities, regardless of whether patentable, that are developed by Executive or prepared during the course of Executive’s employment with the Company Group, that in any way affect the materials manufactured, sold or used by the Company Group or that are or may be capable of being used in the Company Group’s business (“Proprietary Discoveries”), shall be the property of the Company Group. Executive further agrees that all Proprietary Discoveries that are developed by Executive within the twelve (12) months following termination of Executive’s employment with the Company, that relate directly to projects that Executive worked on or had knowledge of while in the employ of the Company Group, shall be the property of the Company Group. Executive shall not assign or attempt to assign any rights in any of the Proprietary Discoveries to any other person or entity without the written consent of the President of the Company. Executive agrees to assign to the Company all rights in the Proprietary Discoveries without further consideration. Executive further agrees to promptly disclose to the Company, and assist the Company in developing and in preserving, the Proprietary Discoveries. The term “Proprietary Discoveries” shall be given the broadest interpretation possible and shall include any Proprietary Discoveries conceived, designed, devised, developed, perfected, or made by Executive during off-duty hours and away from the Company’s premises, as well as those conceived, designed, devised, developed, perfected or made in the regular course of Executive’s performance.

(b) Assignment of Rights to the Company. Executive agrees that, on the Company’s request and at the Company’s expense, Executive shall make application, through patent counsel for the Company, for Letters patent of the United States and of any and all countries designated by the Company for all Proprietary Discoveries. Executive further agrees to execute promptly a written assignment of all such applications to the Company or according to its order. Executive also agrees to assist the Company and its counsel, on their request, in preparing the patent applications. While in the employ of the Company, such assistance shall be provided without additional payment by the Company. After termination of employment, however, the Company agrees to pay Executive’s out-of-pocket expenses and a per diem charge, based on Executive’s current salary, for assistance rendered in preparing the patent applications. From time to time, Executive shall execute at the Company’s request all papers and do all things that may be reasonably required to protect the rights of the Company and to vest in it or its assigns the Proprietary Discoveries and the patent described herein.

(c) Maintenance of Complete Records; Return of the Company’s Materials. Executive agrees to make and maintain adequate and current written records of all Proprietary Discoveries, in the form of notes, sketches, drawings or reports. Executive acknowledges that all drawings, blueprints, documents, records, notebooks, computer generated data, photocopies, photographs, personal notes taken during the course of employment, records, tables, calculations, letters and other similar repositories that contain any Confidential Information or relate to any Proprietary Discoveries, whether prepared by Executive or others, are and shall remain the property of the Company. On termination of Executive’s employment with the Company, Executive must immediately return to the Company all such material then in Executive’s possession or under such Executive’s control.

Section 11. Remedies.

The Parties acknowledge that because of Executive’s position with the Company and the duties and responsibilities inherent in such a position, including the receipt of Confidential Information made available to the Executive by the Company, the Company would suffer irreparable loss and severe damages that would be nearly impossible to calculate with any degree of mathematical certainty, if the Executive were determined to breach the noncompetition, confidentiality, non-disclosure, non-disparagement and non-solicitation covenants contained within Section 9 of this Agreement. Executive further acknowledges that the noncompetition, confidentiality, non-disclosure, non-disparagement and non-solicitation covenants contained herein are reasonably necessary to protect and/or preserve the Company Business, the assets of the Company and its shareholders. Executive therefore agrees and consents that, in addition to any other legal remedies that might be available to the Company, the Company shall be entitled to preliminary and final injunctive relief, as well as any and all other legal and equitable relief to which it may otherwise be justly entitled, in order to prevent an ongoing breach or prevent an anticipated or threatened breach of the aforementioned covenant by the Executive. Executive further waives any right Executive may have to require the Company to post bond prior to obtaining equitable relief under this Section 11 or, if such bond is nevertheless required, Executive consents to setting such bond at the lowest amount permitted by law and waives any need of the Company to prove irreparable harm or injury as a result of such breach or anticipated or threatened breach.

Section 12. Response to Subpoena, Court Order or Other Legal Process; Defend Trade Secrets Act.

Nothing in this Agreement shall prohibit or restrict either Party or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act. In addition, nothing in this Agreement prohibits or restricts the Company or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

Section 13. Cooperation. Executive agrees that, for a period of two (2) years following any termination of Executive’s employment with the Company Group, Executive will continue to provide reasonable cooperation to the Company and/or other members of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. As a condition of such cooperation, the Company shall reimburse Executive for reasonable and documented out-of-pocket expenses and any and all documented lost compensation incurred at the request of the Company with respect to Executive’s compliance with this Section 13. Executive also agrees that, in the event Executive is subpoenaed by any Person or entity (including, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment with the Company Group, Executive will give prompt notice of such request to the Company and, to the extent permitted by applicable law, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting Person or entity to such disclosure.

Section 14. Disclosure of Section 9 Covenants. Subject to the other restrictions on disclosure contained herein, as long as it remains in effect, Executive will disclose the existence of the Section 9 covenants to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such Person or entity.

Section 15. Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound;

(c) In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer; and

(d) None of the Company, or any other member of the Company Group or any of their respective representatives, has provided any legal advice to Executive in connection with this Agreement and Executive has been advised by the Company to seek, and Executive has sought, legal advice from Executive’s own legal counsel regarding this Agreement.

Section 16. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to, income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement.

Section 17. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off or recoupment of documented amounts owed by Executive to the Company or any other member of the Company Group; provided, however, that to the extent any amount so subject to set-off or recoupment is payable in installments hereunder, such set-off or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

Section 18. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 19. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets without Executive’s consent.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 19(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 20. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 21. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 22. Governing Law; Waiver of Jury Trial. THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE COMMONWEALTH OF KENTUCKY (WITHOUT REFERENCE TO ANY CHOICE OF LAW PROVISIONS). ANY DISPUTES ARISING UNDER THIS AGREEMENT SHALL BE HEARD BY A COURT OF COMPETENT JURISDICTION SITTING IN LOUISVILLE, KENTUCKY. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 23. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address is so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office (with a copy to c/o Bernhard Capital Partners, 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802, Attention: Jeffrey Koonce), and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 24. Section Headings; Construction and Interpretation.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Sections shall be construed to refer to Sections of this Agreement unless otherwise noted. The recitals hereto are hereby incorporated herein.

Section 25. Entire Agreement.

This Agreement and the General Release, together with any other exhibits and schedules attached hereto, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 26. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 27 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 27. Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or electronic (including by means of facsimile or email transmission) signature.

*                *                 *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY

CHARAH, LLC

By:	/s/ Charles E. Price
Name:	Charles E. Price
Title:	President and CEO

Signature Page to Employment Agreement—Kramer

EXECUTIVE:

/s/ Bruce Kramer
Printed Name:	Bruce Kramer

Signature Page to Employment Agreement - Kramer

APPENDIX A

Definitions

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Compensation through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein (which for the avoidance of doubt shall in no event include more than twenty (20) days of unused paid vacation), and (iv) rights with respect to equity of the Company Group, subject to, and in accordance with, the terms and conditions of the Operating Agreement and any subscription, grant or similar agreement relating to such equity.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b).

(d) “Base Compensation” shall mean the annual salary provided for in Section 4(a).

(e) “Board” shall mean the Board of Managers of Purchaser Parent.

(f) “Cause” shall mean: (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) Executive’s substantial and sustained failure or refusal by Executive to perform Executive’s material duties or responsibilities to the Company Group or to follow the lawful directives of the Board (other than as a result of death or Permanent Disability), (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) Executive’s conviction of or pleading guilty or nolo contendere to any felony or any crime involving moral turpitude, (v) Executive’s failure to cooperate in any material way with any audit or investigation of the business or financial practices of the Company Group, (vi) Executive’s performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property, (vii) Executive’s material breach of this Agreement, the Operating Agreement or any other noncompetition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant provisions relating to any member of the Company Group by which the Executive may be bound, or any other agreement between Executive, on the one hand, and a member of the Company Group, on the other hand, (viii) Executive’s material violation of the Company’s lawful code of conduct or other written policy (so long as Executive has been provided a copy of such code or policy and has been given a reasonable opportunity to cure such violation, if such violation is curable) or (ix) Executive’s deliberate misconduct that is reasonably likely to be materially damaging to any member of the Company Group.

(g) “COBRA” shall mean Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Company” shall have the meaning set forth in the recitals hereto.

(j) “Company Group” shall mean, collectively, Purchaser Parent, Purchaser, the Company and their respective subsidiaries.

(k) “Delay Period” shall have the meaning set forth in Section 18 hereof.

(l) “Disability Period” shall mean any period of time (prior to termination under Section 8) that a physical or mental disability or infirmity of Executive prevents, or, in the good faith determination of the Board, would be reasonably likely to prevent, the performance of Executive’s duties.

(m) “Executive” shall mean the Person identified on Exhibit A hereto.

(n) “Good Reason” shall mean, without Executive’s consent, (i) a material and ongoing diminution in Executive’s title, duties or responsibilities as set forth in Section 3 hereof, (ii) a reduction in Executive’s Base Compensation below the level of such Base Compensation on the Effective Date, (iii) the relocation of Executive’s principal place of employment (as provided on Exhibit A) more than seventy-five (75) miles from its current location; (iv) a material adverse change in benefits (which, for the avoidance of doubt, shall not include any change related to any Annual Bonus) or perquisites, or (v) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), (iii), or (iv) above); provided, that none of the foregoing events shall constitute Good Reason unless the Company fails to cure such event within thirty (30) days after receipt from the Executive of written notice of the event that constitutes Good Reason as contemplated in Section 8(f), which written notice shall give reasonable specificity in the nature of the circumstances determined by Executive in good faith to constitute Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day after Executive obtains knowledge of the occurrence of such event, unless Executive has given the Company written notice thereof prior to such date. Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(f) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(o) “Initial Term of Employment” shall mean the period specified in Section 2 hereof.

(p) “Non-Interference Covenants” shall mean the covenants set forth in Section 9 of this Agreement.

(q) “Operating Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Purchaser Parent, dated as of the Effective Date, as may be modified, amended, restated or amended and restated from time to time.

(r) “Permanent Disability” shall mean any physical or mental disability or infirmity of Executive that prevents, or, in the good faith determination of the Board, would be reasonably likely to prevent, the performance of Executive’s duties for a period of one hundred twenty (120) days, whether or not consecutive, during any twelve (12) month period. The determination of disability or infirmity under the preceding sentence shall be made in good faith by the Board and may be based upon information supplied by a physician selected by the Board or the Company’s insurers and reasonably acceptable to Executive or his legal representative; provided that Executive shall cooperate fully with such physician to permit such physician to make an accurate determination as to incapacity or disability. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. During any Disability Period, Executive shall continue to receive his full Base Compensation pursuant to Section 4(a) and the benefits under Sections 4(c), 5, 6 and 7 of this Agreement until his Term of Employment is officially terminated pursuant to Section 8.

(s) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non- charitable), unincorporated organization, or other form of business entity.

(t) “Severance” shall mean an amount equal to one (1) year of Executive’s then-applicable Base Compensation, less standard withholdings.

(u) “Severance Benefits” shall have the meaning set forth in Section 8(i) hereof.

(v) “Severance Term” shall mean the twelve (12) month period following Executive’s termination of employment.

(w) “Term of Employment” shall mean the Initial Term of Employment and the period of any extension thereof in accordance with Section 2 hereof.

EXHIBIT A

Employment Information

Executive Name	Position	Base Compensation	Principal Place of Employment
Bruce Kramer	Executive Vice President & Chief Financial Officer	$450,000.00	Louisville, KY

Vehicle Expense Policy: Subject to the terms of Section 4(c), the Company shall provide Executive with a BMW 7 Series or an equivalent vehicle that is reasonably acceptable to the Company for professional and personal use.

EXHIBIT B

AGREEMENT MAY NOT BE SIGNED

PRIOR TO LAST DAY OF EMPLOYMENT

GENERAL RELEASE

I, Bruce Kramer, in consideration of and subject to the performance by Charah, LLC and its successors (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of January 13, 2017 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and each other member of the Company Group (as defined in the Agreement) and their respective, direct and indirect, subsidiaries and affiliates and all of their respective present, former and future managers, directors, officers, employees, successors and assigns and their direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in Sections 4 and 5 below and except for the provisions of the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date upon which I sign this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties that I, or any of my heirs, executors, administrators or assigns may have, including, claims that arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act; the Sarbanes-Oxley Act; the Fair Credit Reporting Act; the Equal Pay Act; the National Labor Relations Act; to the extent permitted by applicable law, any whistleblower, relator, False Claims Act or qui tam claims and/or any personal right to recovery under such claims; the Occupational Safety and Health Act;

any applicable Executive Order Programs; the Fair Labor Standards Act; any claims arising under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4. I agree that this General Release does not waive or release any rights or Claims that I may have under the Age Discrimination in Employment Act of 1967 that arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including any claim under the Age Discrimination in Employment Act of 1967).

5. I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived by private agreement under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Obligations or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s or any other member of the Company Group’s respective organizational documents or otherwise to which I am entitled, or (iii) my rights as an equity or security holder in the Company or its subsidiaries.

6. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against a Released Party, or in the event I should seek to recover against a Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in Section 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees. Further, I agree that I will forfeit all amounts payable by the Company pursuant to Section 8 of the Agreement if I challenge the validity of the General Release for any Claim released herein.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from (i) making any disclosure of information required by law, including providing truthful testimony if required to do so by court order or legal process or (ii) responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Section 8 through Section 27 of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those that I now know or believe to exist with respect to the subject matter of the release set forth in Section 2 above and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. 14. I hereby confirm that I have returned to the Company any and all property, tangible or intangible, relating to the Company’s and its affiliates’ and subsidiaries’ businesses that I possess or have control over as the date hereof, including, but not limited to, all pricing files, information and data, customer and broker files, information and data, profitability, margin, operating, cost and other financial information and data, product formulation, quality assurance, specifications and new product development information and data, company-provided credit cards, building or office access cards, keys, computer equipment, tablets, cellular telephone(s), iPhones, BlackBerry(s), and other mobile data devices, manuals, files, documents, records, software, data bases and other data.

15. This General Release may not be changed orally, and no modification, amendment or waiver of any provision contained in this General Release, or any future representation, promise or condition in connection with the subject matter of this General Release, shall be binding upon me unless made in writing signed by me and the Company.

16. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17. This General Release shall be interpreted in accordance with the laws of the State of Delaware without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED OF MY OPPORTUNITY TO CONSULT AN ATTORNEY OF MY OWN CHOOSING BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21] [45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND ANY CHANGES MADE SINCE MY ORIGINAL RECEIPT OF THIS RELEASE HAVE NOT RESTARTED THE [21][45]-DAY REVIEW PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED: